Exhibit 99.1

COVANTA AND EQT INFRASTRUCTURE TO CREATE THE LEADING SUSTAINABLE WASTE SOLUTIONS PROVIDER, DRIVING COMPELLING VALUE FOR ALL STAKEHOLDERS

•	EQT Infrastructure completes acquisition of Covanta with first ever sustainability-linked LBO financing in the U.S., with specific KPIs to drive progress

•	EQT Infrastructure to increase investments across Covanta’s business, including upgrading equipment, investing in host communities, and integrating into more sustainable aspects of waste disposal

•	Covanta appoints new President & Chief Executive Officer, Azeez Mohammed, who brings decades of industrial and energy transition expertise

•	Covanta releases 2021 Sustainability Report, highlighting continued progress towards ESG goals and increased community engagement

MORRISTOWN, N.J. – November 30, 2021 – Covanta Holding Corporation (“Covanta”), a world leader in sustainable waste and energy solutions, today announced the completion of its $5.3 billion acquisition by the EQT Infrastructure V fund (“EQT Infrastructure”), unveiling its strategy to become the most sustainable provider of waste solutions. Covanta today also announced the appointment of Azeez Mohammed as President & Chief Executive Officer.

Mr. Mohammed will work closely with Covanta’s full team, EQT, and the company’s new Board of Directors to embark on a bold program to generate compelling value for all stakeholders in an increasingly circular economy. As part of this commitment, the deal was completed with the first ever sustainability-linked leveraged buyout (“LBO”) financing in the U.S., featuring environmentally focused KPIs with financial incentives attached to drive meaningful progress.

“I am excited to lead Covanta during this very transformational time,” said Azeez Mohammed, President and Chief Executive Officer at Covanta. “Covanta has been a mainstay in the industry due to its talented team with deep domain experience in the sustainable waste disposal space, robust portfolio of sustainable negative-carbon Waste-to-Energy assets, and growth platform in Covanta Environmental Solutions that provides premium disposal and recycling solutions to broader industrial wastes. Coupled with society’s growing momentum toward decarbonization and pursuit of circular alternatives for managing waste, this creates a compelling value creation story. I look forward to working with our talented team, stellar board, and a growth and sustainable-minded owner in EQT to capitalize on our potential that ensures the preservation of our planet for future generations.”

Strategic Initiatives

Building on Covanta’s strong foundation as a leader in the WTE industry, EQT Infrastructure will increase investments across the business, including:

•

Leveraging its existing asset base to move higher up the waste value chain by further incorporating recycling, beneficial reuse, and other forms of sustainable waste disposal into its service offering (including building materials and energy feedstocks)

•	Upgrading equipment at existing plants to reduce emissions (including baghouses and advanced NOx and SOx control)

•	Furthering investments in host communities (including vocational training programs and environmental undertakings)

Alex Darden, Partner and Head of EQT’s US Infrastructure platform said, “EQT has a proven track record of working with purpose-driven companies that are integral to the energy transition and growing circular economy, and we are very excited to partner with Azeez and the entire Covanta team.” Mr. Darden continued, “As the world faces ever-increasing waste challenges, EQT is committed to investing in critical community, operational, and digital technology initiatives to enhance Covanta’s unique ability to provide sustainable, best-in-class solutions. Under EQT’s ownership, Covanta will continue to differentiate its service offerings, with a focus on innovation and sustainable energy.”

First Ever Sustainability-Linked LBO Financing in the U.S.

Covanta’s sustainability-linked financing framework partners its sustainability strategy with its corporate financial strategy. Under the framework, Covanta pledges to meet two long term goals to increase the total WTE processed, as well as waste recycled to reused materials, by 40 percent by 2030. These long-term goals are underpinned by two accompanying KPIs, which must be met by year-end 2025, compared to a 2020 baseline. The company would face significant financial penalties if it fails to meet the following targets:

•	Demonstrating a cumulative growth of 2.5 percent of sustainably processed waste, which diverts more waste from landfills, therefore avoiding significant methane emissions

•	Showing a 25 percent cumulative growth in waste recycled or reused, which also avoids emissions, as well as supports the development of the circular economy

The KPIs reflect Covanta’s greatest net emissions reduction potential. By leveraging sustainable waste management, Covanta’s facilities generate energy and avoid landfills, which produce methane, a potent greenhouse gas that is responsible for more than a quarter of today’s global warming. Increasing waste recycled or reused optimizes waste output and contributes to the circular economy.

Covanta tracks its long-term sustainability goals and annually publishes a report highlighting its progress and continued commitment to Environmental, Social and Governance initiatives. Alongside today’s closing announcement, Covanta released its 2021 Sustainability Report, which includes 2020 full-year data and in-depth analysis. Reported progress includes reduced greenhouse gas emissions, more waste diverted from landfills and expanded company-wide employee resource groups.

New President & CEO Azeez Mohammed

Mr. Mohammed brings over 24 years of leadership experience at large global business units, including at major industrial companies. Most recently, he served as Executive Vice President at Bloom Energy where he was responsible for helping countries and customers make the transition from a fossil fuel to a renewable hydrogen economy. Prior to this position, he served as President & CEO of multiple Power & Energy oriented business units within GE including GE Power Conversion, GE Power and GE Energy

Services. His scope included P&L responsibilities for units of several billions of dollars, thousands of employees and a large global footprint. He has broad functional expertise in technology, finance, and operations and has worked in dozens of different industry segments, including sustainability sectors such as solar, hydrogen, and electric vehicle charging. He is also a global player having lived and worked in six states in the United States and seven countries worldwide.

About Covanta

Covanta is a world leader in providing sustainable waste and energy solutions. Waste-to-Energy is a vital part of the waste disposal value chain, offering a far more sustainable alternative to landfilling waste for communities and businesses, with a significantly smaller real estate footprint per ton disposed compared to traditional landfills. The process ensures optimal use of waste by: reducing waste volumes by 90 percent that would otherwise get landfilled; eliminating nearly one ton of greenhouse gases equivalent per ton of municipal solid waste; producing sustainable, highly reliable electricity, capacity, and steam for utilities and industrial customers; and recycling metals found within municipal solid waste.

Annually, Covanta’s modern Waste-to-Energy facilities safely convert approximately 21 million tons of waste from municipalities and businesses into clean, renewable electricity to power one million homes and recycle 600,000 tons of metal. Through a vast network of treatment and recycling facilities, Covanta also provides comprehensive industrial material management services to companies seeking solutions to some of today’s most complex environmental challenges. For more information, visit www.covanta.com.

About EQT

EQT is a purpose-driven global investment organization with more than EUR 70 billion in assets under management across 27 active funds. EQT funds have portfolio companies in Europe, Asia-Pacific and the Americas with total sales of approximately EUR 29 billion and more than 175,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership.

More info: www.eqtgroup.com Follow EQT on LinkedIn, Twitter, YouTube and Instagram

Media Contact (Covanta)

Nicolle Robles, Covanta

1.862.345.5245

NRobles@covanta.com

Media Contact (EQT)

Mathilde Milch

Director, Communications

1.917.510.6626

mathilde.milch@eqtpartners.com